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                                                                    EXHIBIT 99.1

ALASKA AIR GROUP, INC. COMMENCES PRIVATE PLACEMENT OF FLOATING RATE SENIOR CONVERTIBLE NOTES DUE 2023

March 17, 2003 08:51 PM  EST, Eastern US

SEATTLE--March 17, 2003--Alaska Air Group, Inc. announced today that it is commencing a private placement of an expected $125 million of floating rate senior convertible notes due 2023.

The private placement will be conducted pursuant to Rule 144A of the Securities Act of 1933, as amended. An additional $25 million of notes may be sold to satisfy any overallotment.

The notes would be convertible, at the option of the holder, only upon the occurrence of certain events into shares of ALK's common stock at a conversion rate to be determined at the time of pricing.

The notes will be senior unsecured obligations and will rank equally with the company's future senior unsecured indebtedness.

A portion of the net proceeds from the offering will be used to purchase U.S. government securities, the proceeds of which will act as collateral for the first 3 years of interest payments on the notes. The company intends to use the remaining net proceeds from the offering for working capital requirements and general corporate purposes.

The notes and the common stock issuable upon conversion of the notes will not be registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the notes.

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